EXHIBIT 3.2a

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

(Dated August 25, 2011)

Revised Section 8 of Article I:

Except as provided in the Articles of Incorporation or the Act, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Authorized but unissued shares, shares of stock of the Corporation owned by another corporation, the majority of the voting stock of which is owned or controlled by the Corporation, and shares of stock of the Corporation held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time. A shareholder may vote either in person or by proxy executed in writing by the shareholder or another person entitled to vote on behalf of the shareholder pursuant to Section 607.0721 of the Act or an attorney in fact for the shareholder.

If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Act or the Articles of Incorporation require a greater number of affirmative votes. Except as provided in Section 7 of Article II of these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Article II, Section 14 of these Bylaws, and (ii) such nomination has not been withdrawn by such shareholder on or before the tenth day before the Corporation first makes available to shareholders (either by mailing or making available on the internet) its notice of meeting for such meeting. At each election of directors, every shareholder who is entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected at that time and for whose election such shareholder has a right to vote. If directors are to be elected by a plurality of the votes cast, shareholders may withhold their vote with respect to a director, but shall not be permitted to vote against a nominee. For purposes of election of directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counting as “votes cast” for this purpose). Shareholders do not have a right to cumulate their votes for directors.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 8, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Article II, Section 7 of these Bylaws or may decrease the size of the Board of Directors pursuant to Article II, Section 5 of these Bylaws.